Exhibit 99.1
Veteran Cable Executive Chris Bowick Joins Calix Board of Directors

PETALUMA, CA - July 8, 2014 - Calix, Inc. (NYSE: CALX) today announced the addition of telecommunications industry veteran Christopher J. Bowick to the company's Board of Directors, replacing Michael Ashby who served on the company’s board of directors and retired as the company’s CFO in February 2014. A seasoned executive with over 25 years of cable television industry experience, Bowick has held leadership positions at Cox Communications, Charter Communications, Jones Intercable, and Scientific-Atlanta.
“Calix has proven to be a leader in the broadband access market in North America over the course of the last decade through innovation, vision, and execution," said Bowick. "The company is well positioned to capitalize on the emerging convergence of cable and telecom markets as service providers increasingly turn to fiber based solutions to deliver the speed and quality of service being demanded by both business and residential consumers. I am looking forward to joining the Calix team as the company executes on its next phase of growth.”
Following Bowick’s 2009 retirement from Cox, where he had served as senior vice president of engineering and the chief technical officer (CTO) for 11 years, he founded and currently serves as president of The Bowick Group, LLC, who provide technology, product, business, and executive development advice and counsel to clients in the cable television and telecommunications industries. Bowick currently serves on the Boards of Directors of ViXS Systems and Minerva Networks.
During 2011, Bowick served as an Interim CTO of Charter Communications, Inc. while leading Charter’s search for a permanent CTO. He earned an M.B.A. from the University of Colorado in 1997, and a bachelor’s degree in electrical engineering from the Georgia Institute of Technology in 1977.
"Service providers of all kinds, traditional telecoms operators, cable companies, wireless providers, municipalities, and other new entrants, are all grappling with the access network implications of content moving to the cloud and with the proliferation of broadband-enabled devices," said Carl Russo, Calix president and CEO. "Our Unified Access architecture has been meeting this challenge for many years. Chris's extensive knowledge and experience in leadership roles at communications technology companies and service providers is a tremendous asset for Calix as we help our customers continue to adapt, transform, and grow.”
About Calix
Calix (NYSE: CALX) is a global leader in access innovation. Its Unified Access portfolio of broadband communications access software, systems, and services enables communications service providers worldwide to transform their networks and become the broadband provider of choice to their subscribers. For more information, visit the Calix website at www.calix.com. For more information about gigabit networks, visit http://www.calix.com/gigabit/.
This press release may contain forward-looking statements that are based upon management's current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting the Company's business. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix's results and other risks and uncertainties are detailed in its reports filed with the SEC, including the Company's 2013 Annual Report on Form 10-K available at http://www.sec.gov.
Investor Inquiries:
David H. Allen
408-474-0080
David.Allen@Calix.com